As filed with the Securities and Exchange Commission on February 23, 2011
Registration No. 333-126343

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Arkhan Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	51-0404430 (I.R.S. Employer Identification No.)
Westpointe Corporate Center One, 1550 Coraopolis Heights Road,
Moon Township, Pennsylvania 15108
(Address Of Principal Executive Offices)
ATLAS ENERGY, INC. STOCK INCENTIVE PLAN
(Full title of the plan)
Lydia I. Beebe, Esq.
Corporate Secretary and Chief Governance Officer
Chevron Corporation
6001 Bollinger Canyon Road
San Ramon, CA 94583
(925) 842-1000
(Name and address, including zip code, and telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES
     Arkhan Corporation (f/k/a Atlas Energy, Inc.) (the “Company”) is filing this Post Effective Amendment No. 1 to the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on July 1, 2005 (File No. 333-126343) (the “Registration Statement”), pertaining to the Company’s registration of 1,333,333 shares of common stock, $0.01 par value, that had been registered for issuance under the Atlas Energy, Inc. Stock Incentive Plan (f/k/a Atlas America, Inc. Stock Incentive Plan).
     Pursuant to an Agreement and Plan of Merger, dated as of November 8, 2010, as amended, by and among the Company, Chevron Corporation (“Parent”) and Arkhan Corporation, an indirect, wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company surviving the merger as an indirect, wholly owned subsidiary of Parent. As a result of the merger, the Company has terminated the offering of the Company’s shares of common stock pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that were registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to its Registration Statement (File No. 333-126343) to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Ramon, state of California, on this 23rd day of February, 2011.

Arkhan Corporation
By:	/s/ Kari H. Endries
	Name:	Kari H. Endries
	Title:	Vice President and Secretary